Exhibit 8



                                                                April 28, 1998



MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
      INCORPORATED
A.G. EDWARDS & SONS, INC
FLEET SECURITIES, INC.
PAINEWEBBER INCORPORATED
PRUDENTIAL SECURITIES INC.
TUCKER ANTHONY INCORPORATED
C/O MERRILL LYNCH & CO.
      MERRILL LYNCH, PIERCE, FENNER & SMITH
             INCORPORATED
North Tower
World Financial Center
New York, NY  10281-1209

Ladies and Gentlemen:

     We have acted as counsel to Fleet Financial Group Inc., a Rhode Island corporation (the "Company"), and Fleet Capital Trust IV, a Delaware business trust (the "Trust"), in connection with the sale by (i) the Trust of $150,000,000 of the Trust's 7.17% Trust Originated Preferred Securities, liquidation preference $25 per preferred security (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust and (ii) the Company to the Trust of $154,639,200 aggregate principal amount of 7.17% Junior Subordinated Deferrable Interest Debentures due March 31, 2028 (the "Debentures") to be issued by the Company.

     The Preferred Securities are guaranteed by the Company with respect to distributions and payments upon liquidation, redemption and otherwise pursuant to the Preferred Securities Guarantee Agreement, dated as of April 28, 1998 ("Preferred Securities Guarantee Agreement"), between the Company and The First National Bank of Chicago, as guarantee trustee.

     In connection with the issuance of the Preferred Securities, the Trust is also issuing $4,639,200 of its 7.17% Common Securities, liquidation amount of $25 per common security (the "Common Securities"), representing undivided beneficial interests in the assets of the Trust.

     The entire proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase the Debentures from the Company. The Preferred Securities and the Common Securities are to be issued pursuant to the Amended and Restated Declaration of Trust of the Trust, dated as of April 28, 1998 (the "Declaration"), among the Company, as sponsor, three persons who are employees or officers of Fleet, Eugene M. McQuade, Douglas L. Jacobs and John R. Rodehorst, as the regular trustees (the "Regular Trustees"), The First National Bank of Chicago, as the institutional trustee, First Chicago Delaware Inc., as Delaware trustee, and the holders from time to time of undivided beneficial interests in the assets of the Trust. The Debentures are to be issued pursuant to an Indenture, dated as of December 11, 1996, as amended by a Fourth Supplemental Indenture, dated as of April 28,1998 (as so amended, the "Indenture"), between the Trust and The First National Bank of Chicago, as debt trustee.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (Registration No. 333-48043), filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") on November 1, 1996 under the Securities Act of 1933, as amended (the "Act"), Amendment No. 1 thereto (as amended, the "Registration Statement"); (ii) the Base Prospectus dated April 23, 1998 included as part of the Registration Statement and Prospectus Supplement dated April 23, 1998 filed with the Commission under Rule 424(b) of the Act (collectively, the "Prospectus"); (iii) the Certificate of Trust filed by the Trust with the Secretary of State of the State of Delaware on November 1, 1996, (iv) an executed copy of the Declaration (including a designation of the terms of the Preferred Securities); (v) the form of the Preferred Securities and a specimen certificate thereof; (vi) a copy of the Preferred Securities Guarantee Agreement; (vii) a copy of the Indenture; (viii) the form of Debentures and a specimen certificate thereof; (ix) an executed copy of the Purchase Agreement dated April 23, 1998 among the Company, the Trust and you; and (x) the officer's certificate of the Company dated April 28, 1998. Furthermore, we have relied upon certain statements and representations made by officers of the Company, the Regular Trustees and others. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In rendering our opinion, we have participated in the preparation of the Registration Statement and the Prospectus. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of the Company, the Regular Trustees and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions relating to the issuance of the Preferred Securities, the Common Securities, and the Debentures will be consummated in the manner contemplated by the Registration Statement and Prospectus.

     In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

         (1) The Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

         (2) The Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

         (3) Although the discussion set forth in the Prospectus Supplement under the heading "UNITED STATES FEDERAL INCOME TAXATION" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities under current law.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Debentures, the Preferred Securities, the Common Securities or any transaction related to or contemplated by such issuance. This opinion is furnished to you solely for your benefit in connection with the offering of the Preferred Securities and the Debentures and is not to be used circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                      Very truly yours,

                                      /s/ Edwards & Angell, LLP

                                      EDWARDS & ANGELL, LLP